                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 3)(1)



                               Infocrossing, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45664X109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [x]  Rule 13d-1(b)

              [ ]  Rule 13d-1(c)

              [ ]  Rule 13d-1(d)

--------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No 45664X109                    13G                      Page 2 of 9 Pages


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS  (ENTITIES ONLY)

      Hilliard Farber Securities Corp.                                13-2963203
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) [x]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York

--------------------------------------------------------------------------------

                  5.       SOLE VOTING POWER                  0
NUMBER OF
                  --------------------------------------------------------------
SHARES

BENEFICIALLY      6.       SHARED VOTING POWER                255,019
OWNED BY
EACH

                  --------------------------------------------------------------
REPORTING

PERSON WITH       7.       SOLE DISPOSITIVE POWER             0
                  --------------------------------------------------------------

                  8.       SHARED DISPOSITIVE POWER           255,019

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

      255,019

--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[  ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.7%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      BD

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No 45664X109                    13G                      Page 3 of 9 Pages


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS  (ENTITIES ONLY)

      Hilliard Farber & Co., Inc.                                     13-2838632
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) [x]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York

--------------------------------------------------------------------------------

                  5.       SOLE VOTING POWER                  0
NUMBER OF
                  --------------------------------------------------------------
SHARES

BENEFICIALLY      6.       SHARED VOTING POWER                255,019
OWNED BY
EACH

                  --------------------------------------------------------------
REPORTING

PERSON WITH       7.       SOLE DISPOSITIVE POWER             0
--------------------------------------------------------------------------------

                  8.       SHARED DISPOSITIVE POWER           255,019

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

      255,019

--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[  ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.7%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      BD

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No 45664X109                    13G                      Page 4 of 9 Pages


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS  (ENTITIES ONLY)

      Hilliard Farber & Co., Inc. Profit Sharing Trust                13-2838632
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a)[x]
      (b)[ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York

--------------------------------------------------------------------------------

                  5.       SOLE VOTING POWER                  0
NUMBER OF
                  --------------------------------------------------------------
SHARES

BENEFICIALLY      6.       SHARED VOTING POWER                0
OWNED BY
EACH

                  --------------------------------------------------------------
REPORTING

PERSON WITH       7.       SOLE DISPOSITIVE POWER             0
--------------------------------------------------------------------------------

                  8.       SHARED DISPOSITIVE POWER           0

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

      0

--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[  ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      EP

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No 45664X109                    13G                      Page 5 of 9 Pages

ITEM 1(a).    NAME OF ISSUER:

              Infocrossing, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              2 Christie Heights Road
              Leonia, New Jersey 07605

ITEM 2(a).    NAME OF PERSON FILING:

              Hilliard Farber Securities Corp. ("HFSC")
              Hilliard Farber & Co., Inc. ("HFC")
              Hilliard Farber & Co., Inc. Profit Sharing Trust ("HFT")


ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              45 Broadway
              New York, NY 10006

ITEM 2(c).    CITIZENSHIP:

              HFSC and HFC are both New York corporations. HFT is organized in New York.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock, $0.01 par value per share

ITEM 2(e).    CUSIP NUMBER:

              45664X109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

       (a)    [ ] Broker or dealer registered under Section 15 of the Exchange
                  Act.

       (b)    [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

       (c)    [ ] Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

       (d)    [ ] Investment company as defined in Section 8 of the Investment
                  Company Act.

       (e)    [ ] An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E).

CUSIP No 45664X109                    13G                      Page 6 of 9 Pages


       (f)    [ ] An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

       (g)    [ ] A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

       (h)    [ ] A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

       (i)    [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

       (j)    [x] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



ITEM 4.       OWNERSHIP:

       (a)    Amount beneficially owned:

                        HFSC                                         255,019
                        HFC                                          255,019
                        HFT                                                0

       HFSC is a wholly-owned subsidiary of HFC. HFSC holds 255,019 shares of the issuer's stock, which HFC may be deemed to beneficially own. HFT is the trust under the Hilliard Farber & Co., Inc. Profit Sharing Plan and holds no shares of the issuer's stock.

       (b)    Percent of class:

                        HFSC                                             4.7%
                        HFC                                              4.7%
                        HFT                                                0%


       (c)    Number of shares as to which such person has:

              (i)  Sole power to vote or to direct the vote:

                        HFSC                                               0
                        HFC                                                0
                        HFT                                                0


              (ii)  Shared power to vote or to direct the vote:

                        HFSC                                         255,019

CUSIP No 45664X109                    13G                      Page 7 of 9 Pages

                        HFC                                          255,019
                        HFT                                                0

              (iii)  Sole power to dispose or to direct the disposition of:
                        HFSC                                               0
                        HFC                                                0
                        HFT                                                0

              (iv)  Shared power to dispose or to direct the disposition of:

                        HFSC                                         255,019
                        HFC                                          255,019
                        HFT                                                0

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [x].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

       N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
              COMPANY:

       N/A

ITEM 8.       IDENTIFICATION OF MEMBERS OF THE GROUP:

       N/A

ITEM 9.       NOTICE OF DISSOLUTION OF A GROUP:

       N/A

ITEM 10.      CERTIFICATION:

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No 45664X109                    13G                      Page 8 of 9 Pages


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        HILLIARD FARBER SECURITIES CORP.

Dated:      February 7, 2003            By          /s/ Hilliard Farber
--------------------------------            ------------------------------------
                                            Name: Hilliard Farber
                                            Title: President

                                        HILLIARD FARBER & CO., INC.

Dated:      February 7, 2003            By          /s/ Hilliard Farber
--------------------------------            ------------------------------------
                                            Name: Hilliard Farber
                                            Title: Chairman and CEO

                                        HILLIARD FARBER & CO., INC. PROFIT
                                        SHARING TRUST

                                        By: THE BANK OF NEW YORK, TRUSTEE

Dated:      February 7, 2003            By          /s/ Jean M. Grace
--------------------------------            ------------------------------------
                                            Name: Jean M. Grace
                                            Title:  Vice President

CUSIP No 45664X109                    13G                      Page 9 of 9 Pages


                                    Exhibit 1

The identity and Item 3 classification of each member of the group filing this
Schedule 13G are as follows:

Hilliard Farber Securities Corp. -- Broker or dealer registered under Section 15 of the Exchange Act

Hilliard Farber & Co., Inc. -- Broker or dealer registered under Section 15 of the Exchange Act

Hilliard Farber & Co., Inc. Profit Sharing Trust -- An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)